Exhibit 99.1

@coherent	PRESS RELEASE
Editorial Contact:	For Release:
Leen Simonet	IMMEDIATE
(408) 764-4161	January 28, 2010
No. 1240

Coherent, Inc. Reports Strong First Fiscal Quarter Results

and Raises Annual Sales Guidance

SANTA CLARA, CA, January 28, 2010 — Coherent, Inc. (NASDAQ, COHR), a world leader in providing photonics based solutions to the commercial and scientific research markets, today announced financial results for its first fiscal quarter ended January 2, 2010.

FINANCIAL HIGHLIGHTS

	Three Months Ended
	January 2,	October 3,	December 27,
	2010	2009	2008
GAAP Results (in millions except per share data)
Bookings	$158.4	$133.4	$103.3
Net sales	$122.8	$107.6	$124.4
Net income (loss)	$4.2	$(4.5)	$(14.7)
Diluted EPS	$0.17	$(0.18)	$(0.61)

Non-GAAP Results (in millions except per share data)
Net income (loss)	$5.1	$(0.9)	$8.6
Diluted EPS	$0.21	$(0.04)	$0.36

FIRST FISCAL QUARTER DETAILS

For the first fiscal quarter ended January 2, 2010, Coherent announced net sales of $122.8 million and net income, on a U.S. generally accepted accounting principles (GAAP) basis, of $4.2 million ($0.17 per diluted share).  These results compare to net sales of $124.4 million and net loss of $14.7 million, or $0.61 per share, for the first quarter of fiscal 2009.  Non-GAAP net income for the first quarter of fiscal 2010 was $5.1 million or $0.21 per diluted share and non-GAAP net income for the first quarter of fiscal 2009 was $8.6 million, or $0.36 per diluted share. Please see the reconciliation of GAAP to non-GAAP results included on the last page of our release.

Net sales for the fourth quarter of fiscal 2009 were $107.6 million and net loss, on a GAAP basis, was $4.5 million ($0.18 per share).  Non-GAAP net loss for the fourth quarter of fiscal 2009 was $0.9 million or $0.04 per share.

Bookings received during the three months ended January 2, 2010 of $158.4 million increased 53.3% from $103.3 million in the same prior year period and increased by 18.7% compared to bookings of $133.4 million in the immediately preceding quarter.  The book-to-bill ratio was 1.3, resulting in backlog of $202.8 million at January 2, 2010 compared to a backlog of $164.3 million at October 3, 2009 and a backlog of $162.0 million at December 27, 2008.

We ended the quarter with cash and short term investments of $240.6 million, a decrease of $3.0 million from cash and short term investments of $243.6 million at October 3, 2009. The decrease includes $15.0 million spent to acquire certain assets of StockerYale, Inc.

“There were a number of positive takeaways from the first quarter, including increasing sales, a return to profitability, good cash generation and very healthy bookings. Orders were up significantly over the prior year period in all four markets. We are particularly pleased with orders of approximately $22 million for our Coherent Equinox™ solar production tools, which are scheduled for delivery during fiscal 2010,” said John Ambroseo, Coherent’s President and Chief Executive Officer. “Given our backlog and outlook, we are raising our fiscal 2010 projection for net sales to $525 to $550 million.  To achieve this targeted range, we are ramping production capacity and unwinding the temporary cost containment measures implemented during fiscal 2009,” he added.

“I am also pleased to report that we are making good progress on our product initiatives.  The customer qualifications of the DIAMOND™ E-1000 sealed CO2 laser is progressing as planned and we will begin revenue shipments in our third fiscal quarter.  We have further enhanced our scientific product portfolio with high performance devices to address new applications in physics and chemistry.  We also continue to proliferate our OPSL platform with the introduction of the Verdi™ G7, which supports a number of applications in the research market, as well as wavelength extensions of the Genesis™ series for use in the OEM components and instrumentation market,” Ambroseo said.

BUSINESS OUTLOOK

With the strong customer order demand Coherent experienced in its first fiscal quarter, the Company announced that it expects sales in its second fiscal quarter to be in the range of $135 to $140 million.  Additionally, with the combination of key customer wins in solar and a market recovery, the Company is raising its fiscal 2010 guidance for net sales to a range of $525 to $550 million.

CONFERENCE CALL REMINDER

The Company will host a conference call today to discuss its financial results at 1:30 P.M. Pacific (4:30 P.M. Eastern). A listen-only broadcast of the conference call can be accessed on the Company’s website at either http://www.coherent.com/Investors/ or http://www.earnings.com. For those who are not available to listen to the live broadcast, the call will be archived for approximately three months on both web sites.  A transcript of management’s prepared remarks can be found at http://www.coherent.com/Investors/.

Summarized statement of operations information is as follows (unaudited, in thousands except per share data):

	Three Months Ended
	January 2,	October 3,	December 27,
	2010	2009	2008

Net sales	$122,815	$107,593	$124,388
Cost of sales (A) (B) (E)	71,783	70,093	73,999
Gross profit	51,032	37,500	50,389
Operating expenses:
Research & development (A) (B) (E)	15,410	15,500	14,778
Selling, general & administrative (A) (B) (C) (E)	27,979	27,285	23,628
Impairment of goodwill(D)	—	—	19,286
Intangibles amortization	1,961	1,722	1,943
Total operating expenses	45,350	44,507	59,635
Income (loss) from operations	5,682	(7,007)	(9,246)
Other income (expense), net(E)	792	1,803	(4,230)
Income (loss) before income taxes	6,474	(5,204)	(13,476)
Provision (benefit) for income taxes(F)	2,295	(709)	1,203
Net income (loss)	$4,179	$(4,495)	(14,679)

Net income (loss) per share:
Basic	$0.17	$(0.18)	$(0.61)
Diluted	$0.17	$(0.18)	$(0.61)

Shares used in computation:
Basic	24,469	24,390	24,145
Diluted	24,678	24,390	24,145

(A)  Stock-related compensation expense included in operating results is summarized below (all footnote amounts are unaudited, in thousands):

Stock-related compensation expense

	Three Months Ended
	January 2,	October 3,	December 27,
	2010	2009	2008
Cost of sales	$219	$93	$283
Research & development	273	250	195
Selling, general & administrative	1,670	940	1,212
Impact on income (loss) from operations	$2,162	$1,283	$1,690

For the quarters ended January 2, 2010, October 3, 2009 and  December 27, 2008, the impact on net income (loss), net of tax was $1,519 ($0.06 per diluted share), $1,308 ($0.05 per share) and $1,153 ($0.05 per diluted share), respectively.

(B)  Restructuring costs included in operating results are summarized below:

Restructuring costs

	Three Months Ended
	January 2,	October 3,	December 27,
	2010	2009	2008
Cost of sales	$309	$743	$3,022
Research & development	409	519	466
Selling, general & administrative	518	412	618
Impact on income (loss) from operations	$1,236	$1,674	$4,106

For the quarters ended January 2, 2010, October 3, 2009, December 27, 2008, the impact on net income (loss), net of tax was $813 ($0.03 per diluted share), $1,054 ($0.04 per share), and $2,613 ($0.11 per diluted share), respectively.

(C)  The quarter ended January 2, 2010 includes a $2,185 ($1,438 net of tax ($0.06 per diluted share)) net receipt from the settlement of litigation resulting from our internal stock option investigation.  The quarter ended October 3, 2009 includes $192 ($121 net of tax ($0.00 per share)) of costs related to litigation resulting from our internal stock option investigation. The quarter ended December 27, 2008 includes $441 ($269 net of tax ($0.01 per diluted share)) of costs related to litigation resulting from our internal stock option investigation.

(D)  The quarter ended December 27, 2008 includes a $19,286 ($0.80 per diluted share) non-cash charge for the impairment of all of the goodwill of our Commercial Lasers and Components segment.

(E)   Changes in deferred compensation plan liabilities are included in cost of sales and operating expenses while gains and losses on deferred compensation plan assets are included in other income (expense) net.  Deferred compensation expense (benefit) included in operating results is summarized below:

Deferred compensation expense
(benefit)

	Three Months Ended
	January 2,	October 3,	December 27,
	2010	2009	2008
Cost of sales	$32	$43	$(174)
Research & development	132	182	(988)
Selling, general & administrative	1,114	1,476	(5,784)
Impact on income (loss) from operations	$1,278	$1,701	$(6,946)

For the quarters ended January 2, 2010, October 3, 2009 and December 27, 2008, the impact on other income (expense) net from gains or losses on deferred compensation plan assets was income of $1,063, income of $1,435 and expense of $6,798, respectively.

(F)   The quarter ended October 3, 2009 includes a $1,111 ($0.05 per share) increase in valuation allowances against deferred tax assets.

Summarized balance sheet information is as follows (unaudited, in thousands):

	January 2, 2010	October 3, 2009
ASSETS
Current assets:
Cash, cash equivalents and short-term investments	$240,626	$243,635
Accounts receivable, net	76,136	74,235
Inventories	98,924	97,767
Prepaid expenses and other assets	70,775	67,133
Total current assets	486,461	482,770
Property and equipment, net	100,062	98,792
Other assets	184,182	172,042
Total assets	$770,705	$753,604

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Current portion of long-term obligations	$21	$9
Accounts payable	24,359	21,639
Other current liabilities	73,528	64,694
Total current liabilities	97,908	86,342
Other long-term liabilities	92,098	91,691
Total stockholders’ equity	580,699	575,571
Total liabilities and stockholders’ equity	$770,705	$753,604

Reconciliation of GAAP to Non-GAAP net income (unaudited, in thousands, net of tax):

	Three Months Ended
	January 2, 2010	October 3, 2009	December 27, 2008
GAAP net income (loss)	$4,179	$(4,495)	$(14,679)
Stock option investigation and litigation expense (benefit)	(1,438)	121	269
Stock-related compensation expense	1,519	1,308	1,153
Impairment of goodwill	—	—	19,286
Restructuring costs	813	1,054	2,613
One-time tax expense	—	1,111	—
Non-GAAP net income (loss)	$5,073	$(901)	$8,642

Non-GAAP net income per share (loss)	$0.21	$(0.04)	$0.36

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements, as defined under the Federal securities laws. These forward-looking statements include the statements in this press release that relate to fiscal 2010 annual sales guidance and second fiscal quarter sales guidance, scheduled delivery dates for the Company’s products, customer qualifications of the Company’s products, and the timing of shipments for the Company’s products.  These forward-looking statements are not guarantees of future results and are subject to risks, uncertainties and assumptions that could cause our actual results to differ materially and adversely from those expressed in any forward-looking statement.  Factors that could cause actual results to differ materially include risks and uncertainties, including, but not limited to, risks associated with quarterly and annual fluctuations in our net sales and operating results, our and our customers’ exposure to risks associated with worldwide economic slowdowns, the ability of our customers to forecast their own end markets, our ability to increase our sales volumes, our ability to accurately forecast future periods, the impact that our operations and potential acquisitions will have on net sales, customer acceptance and adoption of our new product offerings and continued purchases of our existing products and services, our ability to timely ship our products and our customers’ ability to accept such shipments, our ability to have our customers qualify our product offerings, and other risks identified in the Company’s SEC filings.  Readers are encouraged to refer to the risk disclosures described in the Company’s reports on Forms 10-K, 10-Q and 8-K, as applicable and as filed from time-to-time by the Company.  Actual results, events and performance may differ materially from those presented herein.  Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date hereof.  The Company undertakes no obligation to update these forward-looking statements as a result of events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

Founded in 1966, Coherent, Inc. is a world leader in providing photonics based solutions to the commercial and scientific research markets and part of the Russell 2000. Please direct any questions to Leen Simonet, Chief Financial Officer at 408-764-4161. For more information about Coherent, visit the Company’s Web site at http://www.coherent.com/ for product and financial updates.

5100 Patrick Henry Dr. • P. O. Box 54980, Santa Clara, California  95056—0980 • Telephone (408) 764-4000